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                                               March 29, 2000

eChapman.com, Inc.
World Trade Center - Baltimore
40l E. Pratt Street

Suite 2800
Baltimore, MD  21202

                  Re:      Registration Statement On Form S-4
                           ----------------------------------


Ladies and Gentlemen:

         We have acted as counsel for eChapman.com, Inc. (the "Company") in connection with the merger of Chapman Holdings, Inc., a Maryland corporation ("CHI"), with and into CHI Merger Subsidiary, Inc., a Maryland Corporation and wholly owned subsidiary of the Company ("Merger Subsidiary"), pursuant to an Agreement and Plan of Merger, dated as of November 15, 1999 (the "Agreement"), by and among the Company, Merger Subsidiary and CHI. We also have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-4 (File No. 333-91251) (such Registration Statement, including all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, relating to the Company's issuance of up to 5,709,204 shares of its common stock, par value $0.001 per share (the "Common Stock") to the stockholders of CHI, pursuant to the terms of the Agreement.

         As counsel for the Company, we are familiar with its Charter and Bylaws. We have examined the Registration Statement substantially in the form in which it is to become effective. We have also examined an executed copy of the Agreement. We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed


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eChapman.com, Inc.
March 29, 2000
Page 2




necessary to render the opinion expressed herein. With respect to the documents we have received, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion and so advise you that the 5,709,204 shares of Common Stock to be issued pursuant to the Agreement are duly authorized and, when sold, issued and paid for as contemplated by the Agreement, will be validly and legally issued and will be fully paid and nonassessable.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the heading "Legal Matters."

                                            Very truly yours,

                                            /s/ VENABLE, BAETJER & HOWARD, LLP